As filed with the Securities and Exchange Commission on December 18, 1996
                                                    Registration No. 333-_____
==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM S-4
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933



                     Illinois Central Railroad Company

          (Exact name of Registrant as specified in its charter)

    Delaware                      4011                      36-2728842
(State of other            (Primary Standard             (I.R.S. Employer
jurisdiction of                Industrial               Identification Number)
incorporation or          Classification Code
 organization)                 Number)


                      455 North Cityfront Plaza Drive
                       Chicago, Illinois 60611-5504
                              (312) 755-7500
(Address, including zip code, and telephone number, including area code, of
                 Registrant's principal executive offices)

                              Ronald A. Lane
             Vice President and General Counsel and Secretary
                     Illinois Central Railroad Company
                      455 North Cityfront Plaza Drive
                       Chicago, Illinois 60611-5504
                              (312) 755-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copy to:

                          Winthrop B. Conrad, Jr.
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                            New York, NY 10017
                              (212) 450-4000

           Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
                                       Proposed
                                       Maximum        Proposed
Title of Each                          Offering       Maximum        Amount
  Class of                               Price        Aggregate        of
 of Securities       Amount to be         Per         Offering    Registration
to be Registered      Registered         Unit           Price          Fee
------------------------------------------------------------------------------
7.70% Debentures
due 2096..........   $125,000,000        100%       $125,000,000   $37,878.79
------------------------------------------------------------------------------
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED DECEMBER    , 1996

Prospectus

                       ILLINOIS CENTRAL RAILROAD COMPANY

OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF 7.70% DEBENTURES DUE 2096 FOR
   EACH $1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING 7.70% DEBENTURES DUE 2096
     THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
            UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                           _____________________

                 The Exchange Offer will expire at 5:00 P.M.,
           New York City time, on           , 1997, unless extended


               Illinois Central Railroad Company, a Delaware corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") $125,000,000 in aggregate principal amount of its 7.70% Debentures due 2096 (the "Exchange Debentures") for $125,000,000 in aggregate principal amount of its outstanding 7.70% Debentures due 2096 that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Original Debentures" and, together with the Exchange Debentures, the "Debentures").

               The terms of the Exchange Debentures are substantially similar (including principal amount, interest rate, redemption provisions, maturity and ranking) to the terms of the Original Debentures for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Debentures
(i) are freely transferable by holders thereof (except as provided below) and
(ii) are issued without any covenant regarding their registration. The Exchange Debentures will be issued under the indenture governing the Original Debentures. The Exchange Debentures will be, and the Original Debentures are, unsecured obligations of the Company and will rank pari passu with all existing and future senior unsecured indebtedness of the Company. As of September 30, 1996, after giving pro forma effect to the offering of the Original Debentures, the Company would have had approximately $567 million of outstanding senior unsecured indebtedness. For a complete description of the terms of the Exchange Debentures, see "Description of Debentures." There will be no cash proceeds to the Company from the Exchange Offer.

               Interest on the Exchange Debentures will accrue (i) from the last interest payment date on which interest was paid on the Original Debentures surrendered in exchange therefor or (ii) if no interest has been paid on the Original Debentures, from the original issue date of the Original Debentures.

               The Original Debentures were originally issued and sold on December 17, 1996 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act (the "Initial Offering"). Accordingly, the Original Debentures may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon its view of interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Debentures issued pursuant to the Exchange Offer in exchange for the Original Debentures may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder of any such other person which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Original Debentures directly from the Company or (iii) a broker-dealer who acquired Original Debentures as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of business of such holder and any beneficial owner, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Debentures. Each broker-dealer who acquired Original Debentures directly from the Company and is participating in the Exchange Offer must comply with the registration and prospectus delivery provisions of the Securities Act. Broker-dealers who acquired Original Debentures as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Debentures. The Company has agreed that, for a period of 120 days after this Registration Statement is declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Each broker-dealer who receives Exchange Debentures pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

               The Original Debentures and the Exchange Debentures constitute new issues of securities with no established public trading market. Any Original Debentures not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Debentures are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Original Debentures could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Debentures will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Debentures except under certain limited circumstances. (See "Original Debentures Registration Rights.") No assurance can be given as to the liquidity of the trading market for either the Original Debentures of the Exchange Debentures.

               The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Debentures being tendered or accepted for exchange. The Exchange Offer will expire at 5:00 p.m., New York City
time, on                 , 1997, unless extended (the "Expiration Date").  The
date of acceptance for exchange of the Original Debentures (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Debentures. Original Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is                 , 1997.


               NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE DEBENTURES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.





                               TABLE OF CONTENTS


                                 Page                                     Page
                                 ----                                     ----

Available Information...........    3    Federal Income Tax Consequences... 15
Incorporation of Certain                 Consequences of Failure to
Documents by Reference..........    4     Exchange......................... 15
Prospectus Summary..............    5   Capitalization..................... 16
The Company.....................    9   Selected Historical
Use of Proceeds.................    9    Financial Information............. 17
The Exchange Offer..............    9   Description of Debentures.......... 19
 Purpose of the Exchange Offer..    9    General........................... 19
 Terms and Conditions of                 Redemption........................ 19
  the Letter of Transmittal.....   13    Conditional Right to Shorten
 Withdrawal Rights..............   13      Maturity........................ 20
 Acceptance of Original                  Limitation on Liens............... 22
  Debentures for Exchange;               Modification of the Indenture..... 23
  Delivery of Exchange                   Defeasance and Covenant Defeasance 23
  Debentures....................   14    Delivery and Form; Book-Entry
 Conditions to the                        Procedures....................... 24
  Exchange Offer................   14    Governing Law..................... 25
 Exchange Agent.................   15   Original Debentures Registration
 Solicitation of Tenders........   15    Rights............................ 25
 Appraisal Rights...............   15   Plan of Distribution............... 26
                                        Legal Matters...................... 27
                                        Experts............................ 27

                           _____________________

                           AVAILABLE INFORMATION

               The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (which term shall include all amendments, exhibits and schedules thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Exchange Debentures being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington. D.C. 20549 at prescribed rates.

               The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports and other information with the Commission. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., where certain of the Company's debt securities are listed, 20 Broad Street, New York, New York 10005. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company files electronically with the Commission. The address of that Web site is http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The Company's Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and Current Reports on Form 8-K dated May 15, 1996 (as amended by Amendment No. 1 thereto), July 29, 1996 and December 4, 1996 are incorporated by reference and made a part of this Prospectus.

               All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein or contained in this Prospectus shall be deemed to be supplemented, modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein supplements, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request of any such person, a copy (without exhibits) of any and all of the documents which have been or may be incorporated in this Prospectus by reference to such documents. Requests for such copies should be directed to Illinois Central Railroad Company, 455 North Cityfront Plaza Drive,
Chicago, Illinois 60611-5504, Attention: Corporate Relations, telephone number (312) 755-7500.

               THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM THE CORPORATE RELATIONS DEPARTMENT AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 455 NORTH CITYFRONT PLAZA DRIVE, CHICAGO, ILLINOIS, 60611-5504, TELEPHONE NUMBER (312) 755-7500. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST
SHOULD BE MADE BY                                       , 1996.


                            PROSPECTUS SUMMARY

               The following summary is qualified in its entirety by reference to the more detailed information included elsewhere or incorporated by reference into this Prospectus. Unless the context otherwise required, the term "Company" refers to Illinois Central Railroad Company and its subsidiaries.


                            The Exchange Offer

The Exchange Offer...   The Company is offering to exchange (the "Exchange
                        Offer") $125,000,000 aggregate principal amount of 7.70% Debentures due 2096 (the "Exchange
                        Debentures") for $125,000,000 aggregate principal amount of its outstanding 7.70% Debentures due 2096
                        (the "Original Debentures").  The Original
                        Debentures were issued and sold by the Company on December 17, 1996 in a transaction exempt from registration under Section 4(2) of, and Rule 144A under, the Securities Act. See "The Exchange
                        Offer--Purpose of the Exchange Offer." The form and terms of the Exchange Debentures are substantially similar (including principal amount, interest rate, redemption provisions, maturity and ranking) to the form and terms of the Debentures for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Debentures are freely transferable by holders thereof except as provided herein (see "The Exchange Offer--Terms of the
                        Exchange" and "--Terms and Conditions of the Letter of Transmittal") and are not subject to any covenant regarding registration under the
                        Securities Act.

                        Exchange Debentures issued pursuant to the Exchange Offer in exchange for the Original Debentures may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company,
                        (ii) a broker-dealer who acquired Original
                        Debentures directly from the Company or (iii) a broker-dealer who acquired Original Debentures as a result of market making or other trading activities), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Debentures are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Debentures. Each broker-dealer who acquired Original Debentures directly from the Company and is participating in the Exchange Offer must comply with the registration and prospectus delivery provisions of the Securities Act. Each broker-dealer who receives Exchange Debentures pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Minimum Condition....   The Exchange Offer is not conditioned upon any
                        minimum aggregate principal amount of Original
                        Debentures being tendered or accepted for exchange.

Expiration Date......   The Exchange Offer will expire at 5:00 p.m., New York
                        City time, on , 1997 unless extended (the
                        "Expiration Date").

Exchange Date........   Letters of Transmittal must be received no later than
                        the Expiration Date to reflect an exchange of Original Debentures for Exchange Debentures on the
                        Exchange Date. The first date of acceptance for exchange for the Original Debentures will be the first business day following the Expiration Date.

Conditions to the
  Exchange Offer......  The obligation of the Company to consummate the
                        Exchange Offer is subject to certain conditions. See "The Exchange Offer--Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights....   Tenders may be withdrawn at any time prior to the
                        Expiration Date. Any Original Debentures not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for
  Tendering Original
  Debentures.........   See "The Exchange Offer--How to Tender."

Federal Income Tax
  Consequences.......   There will be no Federal income tax consequences to
                        Holders exchanging Original Debentures for Exchange
                        Debentures pursuant to the Exchange Offer. An exchanging Holder will have the same adjusted basis and holding period in the Exchange Debentures as it had in the Original Debentures immediately before the exchange and in general will be subject to the same Federal income tax treatment as if it had continued to hold the Original Debentures.

Effect on Holders of
Original Debentures..   As a result of the making of this Exchange Offer, and
                        upon acceptance for exchange of all validly tendered Original Debentures pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original Debentures and the Registration Rights
                        Agreement (the "Registration Rights Agreement") dated as of December 17, 1996 among the Company, Lehman Brothers Inc. and Merrill Lynch, Pierce,
                        Fenner & Smith Incorporated as initial purchasers
                        (collectively, the "Initial Purchasers"), and, accordingly, the holders of the Original Debentures will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Original
                        Debentures Registration Rights." Holders of the
                        Original Debentures who do not tender their Original Debentures in the Exchange Offer will continue to hold such Original Debentures and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Original
                        Debentures will continue to be subject to the restrictions on transfer provided for in the Original Debentures and the Indenture. To the extent that Original Debentures are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Debentures could be adversely affected.

Consequences of
 Failure to Exchange..  Holders of Original Debentures who do not exchange their Original Debentures for Exchange Debentures pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Debentures as set forth in the legend thereon as a consequence of the issuance of the Original Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Debentures may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Original Debentures under the Securities Act. In addition, any holder of Original Debentures who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Debentures are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Debentures could be adversely affected. See "The Exchange Offer" and "Original Debentures Registration Rights."


                            Terms of the Debentures

Securities Offered...   $125,000,000 principal amount of 7.70% Debentures due
                        2096.

Maturity Date........   September 15, 2096.

Interest Payment
  Dates..............   Interest on the Debentures will be payable in cash
                        semi-annually on March 15 and September 15 of each year, commencing March 15, 1997.

Optional Redemption..   The Debentures are not redeemable prior to September
                        15, 2026.  On and after September 15, 2026, the
                        Debentures are redeemable at the option of the Company, in whole or in part, initially at a redemption price equal to 102.92% of the principal amount of such Debentures and thereafter up to and including September 14, 2046 at declining prices and thereafter at a redemption price equal to 100% of the principal amount of such Debentures, in each case together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. See "Description of Debentures--
                        Optional Redemption."

Conditional Right
to Shorten Maturity..   Upon occurrence of a "Tax Event" relating to the
                        deductibility of interest paid by the Company on the Debentures, the Company will have the right to shorten the maturity of the Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel, so that, after the shortening of the maturity, interest paid on the Debentures will be deductible for Federal income tax purposes.

Ranking..............   The Debentures will be general unsecured obligations
                        of the Company, and will rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Company. As of September 30, 1996, after giving pro forma effect to the issuance of the Debentures, the Company would have had approximately $567 million of senior unsecured indebtedness outstanding. See
                        "Capitalization" and "Description of Debentures."


                                THE COMPANY

               The Company traces its origin to 1851, when the Railroad was incorporated as the nation's first land grant railroad. Today, the Railroad operates 2,700 miles of main line track between Chicago and the Gulf of Mexico, primarily carrying chemicals, coal and paper north, with coal, grain and milled grain products moving south along its lines. The Railroad is a wholly-owned subsidiary and a principal asset of Illinois Central Corporation ("IC"). The principal executive office of the Railroad is located at 455 North Cityfront Plaza Drive, Chicago, Illinois 60611-5504 and its telephone number is (312) 755-7500.


                              USE OF PROCEEDS

               There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The net proceeds from the issuance of the Original Debentures were approximately $123 million. The Company intends to use such net proceeds for general corporate purposes, including but not limited to paying commercial paper as it matures, funding the cost of any settlement with one of the Company's unions and expenditures with respect to the bulk commodities terminal facility being constructed in Louisiana. At October 31, 1996, the total indebtedness of the Company was $513 million, of which $64 million was commercial paper with an average maturity of 38.9 days and an average interest rate per annum of 5.621%. Initially, the Company will repay $50 million of its commercial paper. The balance of the net proceeds will be invested in investment grade temporary cash investments pending the outcome of the vote on three settlement options contained in a proposed contract settlement with the United Transportation Union (the "UTU"). The Company estimates that one of the three options contained in the agreement could require a one-time payment of up to $40 million. If the UTU does not elect the option requiring the one-time payment, then the net proceeds may be used to fund a portion of the estimated $45 million construction cost of the bulk commodities terminal facility in Louisiana to be incurred in 1997.


                            THE EXCHANGE OFFER

Purpose of the Exchange Offer

               The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the registration of the Original Debentures.

               The Original Debentures were originally issued and sold on December 17, 1996 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A under the Securities Act. In connection with the sale of the Original Debentures, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which the Exchange Debentures, another form of debentures of the Company covered by such registration statement and containing substantially similar terms as the Original Debentures, except as set forth in this Prospectus, would be offered in exchange for Original Debentures tendered at the option of the holders thereof. If (i) the Company determines in reasonably good faith that (x) any changes in the law of the applicable interpretations of the Staff of the Commission do not permit the Company to effect the Exchange Offer, or (y) that the Exchange Debentures would not be tradeable upon receipt by the holders of Original Debentures that participate in the Exchange Offer without restriction under state and federal securities laws (other than due solely to the status of a holder of Original Debentures as an Affiliate of the Company), (ii) the Exchange Offer is not consummated within 210 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Debentures so request within 180 days after the consummation of the Exchange Offer or (iv) in the case of any holder of Original Debentures that participates in the Exchange Offer, such holder of Original Debentures does not receive Exchange Debentures on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder of Original Debentures as an Affiliate of the Company) and so notifies the Company within 60 days after such holder of Original Debentures first becomes aware of such restriction and provides the Company with a reasonable basis for its conclusion, in the case of each of clauses (i)-(iv) of this sentence, the Company will file with the Commission a registration statement (the "Shelf Registration Statement") to cover resales of the Original Debentures by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. In the event that (i) the Company fails to file the Exchange Offer Registration Statement, (ii) the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement, is not declared effective by the Commission, or (iii) the Exchange Offer is not consummated or the Shelf Registration Statement ceases to be effective, in each case within specified time periods, the Company is required to pay liquidated damages to the holders of the Original Debentures. See "Original Debentures Registration Rights."

Terms of the Exchange

               The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Debentures for each $1,000 in principal amount of Original Debentures. The terms of the Exchange Debentures are substantially similar to the terms of the Original Debentures for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Debentures will generally be freely transferable by holders thereof, and the holders of the Exchange Debentures (as well as remaining holders of any Original Debentures) will not be entitled to registration rights under the Registration Rights Agreement. The Exchange Debentures will evidence the same debt as the Original Debentures and will be entitled to the benefits of the Indenture. See "Description of the Debentures."

               The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Debentures being tendered or accepted for exchange.

               Based on its view of interpretations set forth in no-action letters issued by the Staff to third parties, the Company believes that Exchange Debentures issued pursuant to the Exchange Offer in exchange for the Original Debentures may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder of any such other person which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Original Debentures directly from the Company or (iii) a broker-dealer who acquired Original Debentures as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Debentures are acquired in the ordinary course of business of such holder and any beneficial owner, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Debentures. Each broker-dealer who acquired Original Debentures directly from the Company and is participating in the Exchange Offer must comply with the registration and prospectus delivery provisions of the Securities Act. Broker-dealers who acquired Original Debentures as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Debentures. The Company has agreed that, for a period of 120 days after this Registration Statement is declared effective, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Each broker-dealer who receives Exchange Debentures pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

               Tendering holders of Original Debentures will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Debentures pursuant to the Exchange Offer.

               Interest on the Exchange Debentures will accrue (i) from the last interest payment date on which interest was paid on the Original Debentures surrendered in exchange therefor or (ii) if no interest has been paid on the Original Debentures, from the original issue date of the Original Debentures.

Expiration Date; Extensions; Termination; Amendments

               The Exchange Offer expires on the Expiration Date.  The term
"Expiration Date" means 5:00 p.m., New York City time, on                ,
1997 unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to The Chase Manhattan Bank (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration date, unless otherwise required by applicable law or regulation, but making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Debentures previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

               The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to
(i) terminate the Exchange Offer and not accept for exchange any Original Debentures for any reason, including if any of the events set forth below under "Condition to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Debentures. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Debentures as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Debentures for the Original Debentures on the Exchange Date.

               If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Original Debentures in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days. If there is an increase or decrease in the consideration offered for the Original Debentures, or a decrease in the percentage of Exchange Debentures offered by the Company in exchange for Original Debentures, notice of such increase or decrease shall be published, sent or given to all holders of Original Debentures in the manner specified above and the Exchange Offer will be extended at least ten business days from when such notice is first published, sent or given to the holders of Original Debentures.

               The Company will file a post-effective amendment to the Registration Statement of which this Prospectus is a part, and mail or otherwise deliver copies of such amendment to holders of the Original Debentures, if any one of the following events arises after the Registration Statement of which this Prospectus is a part has been declared effective by the Commission: (a) the Company materially amends the Exchange Offer or (b) any facts or events arise which individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, or the information set forth under the caption "Plan of Distribution" therein.

               This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Original Debentures and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Debentures.

How to Tender

               The tender to the Company of Original Debentures by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

               General Procedures. A holder of an Original Debenture may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Debentures being tendered and any required signature guarantees (or a timely confirmation of a book entry transfer (a "Book Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

               If tendered Original Debentures are registered in the name of the signer of the Letter of Transmittal and the Exchange Debentures to be issued in exchange therefor are to be issued (and any untendered Original Debentures are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Debentures must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Debentures and/or Original Debentures not exchanged are to be delivered to an address other than that of the registered holder appearing on the Debenture register for the Original Debentures, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

               Any beneficial owner whose Original Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Debentures should contact such holder promptly and instruct such holder to tender Original Debentures on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Debentures himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Debentures either make appropriate arrangements to register ownership of the Original Debentures in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

               Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Original Debentures at the Depository Trust Company (the "Depositary") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Depositary may make book-entry delivery of Original Debentures by causing the Depositary to transfer such Original Debentures into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Original Debentures may be effected through book entry transfer at the Depositary, the Letter of Transmittal, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures describe below must be complied with.

               A holder may tender Original Debentures that are held through the Depositary by transmitting its acceptance through the Depositary's Automatic Tender Offer Program ("ATOP"), for which the transaction will be eligible, and the Depositary will then edit and verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance. The term "Agent's Message" means a message transmitted by the Depositary to, and received by, the Exchange Agent and forming part of the Book-Entry Confirmation, which states that the Depositary has received an express acknowledgment from each participant in the Depositary tendering the Original Debentures and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against such participant.

               THE METHOD OF DELIVERY OF ORIGINAL DEBENTURES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

               Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Debentures to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Original Debentures being tendered, the names in which the Original Debentures are registered and, if possible, and if applicable, the certificate numbers of the Original Debentures to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Original Debentures, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Debentures being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal (or facsimile thereof) and any other required documents), or a properly completed Agent's Message is received by the Exchange Agent within the time period set forth above, the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

               A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Debentures (or a timely Book-Entry Confirmation) or properly completed Agent's Message, is received by the Exchange Agent. Issuances of Exchange Debentures in exchange for Original Debentures tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Debentures (or a timely Book-Entry Confirmation).

               All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Debentures will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letter of Transmittal

               The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

               The party tendering Original Debentures for exchange (the "Transferor") thereby exchanges, assigns and transfers the Original Debentures to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Debentures to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Debentures and to acquire Exchange Debentures issuable upon the exchange of such tendered Original Debentures, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Original Debentures, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Debentures. The Transferor further agrees that acceptance of any tendered Original Debentures by the Company and the issuance of Exchange Debentures in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

               By tendering Original Debentures and executing the Letter of Transmittal, the Transferor certifies (a) that it is not an Affiliate of the Company, that it is not a broker-dealer that owns Original Debentures acquired directly from the Company or an affiliate of the Company, that it is acquiring the Exchange Debentures offered hereby in the ordinary course of such Transferor' business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Debentures; (b) that it is an Affiliate of the Company or of the Initial Purchasers of the Original Debentures in the Initial Offering and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it; or (c) that it is a participating broker-dealer and that it will deliver a prospectus in connection with any resale of the Exchange Debentures.

Withdrawal Rights

               Original Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

               For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Debentures to be withdrawn, the certificate numbers of Original Debentures to be withdrawn, the principal amount of Original Debentures to be withdrawn, a statement that such holder is withdrawing his election to have such Original Debentures exchanged, and the name of the registered holder of such Original Debentures, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Debentures being withdrawn. The Exchange Agent will return the properly withdrawn Original Debentures promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

Acceptance of Original Debentures for Exchange;  Delivery of Exchange
Debentures

               Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Debentures validly tendered and not withdrawn and the issuance of the Exchange Debentures will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Original Debentures when, as and if the Company has given written notice thereof to the Exchange Agent.

               The Exchange Agent will act as agent for the tendering holders of Original Debentures for the purposes of receiving Exchange Debentures from the Company and causing the Original Debentures to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Debentures to be issued in exchange for accepted Original Debentures will be made by the Exchange Agent promptly after acceptance of the tendered Original Debentures not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Original Debentures tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the procedures described above, such non-exchanged Original Debentures will be credited to an account maintained with such Depositary) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

Conditions to the Exchange Offer

               Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Debentures in respect of any properly tendered Original Debentures not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated by no later than 9:00 a.m. on the next business day following the Expiration
Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Serviced or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making of consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Original Debentures pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of Exchange Debentures having obligations with respect to resales and transfers of Exchange Debentures which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

               The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in their sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

               Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

               In addition, the Company will not accept for exchange any Original Debentures tendered and no Exchange Debentures will be issued in exchange for any such Original Debentures, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939 as amended (the "Trust Indenture Act").

Exchange Agent

               The Chase Manhattan Bank has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

               Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

Solicitation of Tenders

               The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services, and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal
fees, will be paid by the Company and are estimated at approximately $       .

               No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Debentures in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Debentures in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Appraisal Rights

               HOLDERS OF ORIGINAL DEBENTURES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

Federal Income Tax Consequences

               There will be no Federal income tax consequences to Holders exchanging Original Debentures for Exchange Debentures pursuant to the Exchange Offer. An exchanging Holder will have the same adjusted basis and holding period in the Exchange Debentures as it had in the Original Debentures immediately before the exchange and in general will be subject to the same Federal income tax treatment as if it had continued to hold the Original Debentures.

Consequences of Failure to Exchange

               Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Debentures are urged to consult their financial and tax advisors in making their own decisions on what action to take.

               As a result of the making of, and upon acceptance for exchange of all validly tendered Original Debentures pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original Debentures and the Registration Rights Agreement. Holders of the Original Debentures who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Debentures." Holders of Original Debentures who do not exchange their Original Debentures for Exchange Debentures pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Debentures as set forth in the legend thereon as a consequence of the issuance of the Original Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Debentures may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Original Debentures under the Securities Act. In addition, any holder of Original Debentures who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Original Debentures are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Debentures could be adversely affected.

               The Company may in the future seek to acquire untendered Original Debentures in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Original Debentures which are not tendered in the Exchange Offer.

                              CAPITALIZATION

               The following table sets forth the consolidated capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the issuance of the Original Debentures and application of the net proceeds thereof.

                                                     September 30, 1996
                                                 -------------------------
                                                 Outstanding   As Adjusted
                                                 ------------  -----------
                                                   (dollars in millions)

Cash and temporary cash investments..............   $  8.5        $ 81.5
                                                    ======      ========
Total debt.......................................   $511.4        $586.4

Stockholder's equity:
 Common stock, $1.00 par value; 100 shares
   authorized; 100 shares issued
   and outstanding...............................       -             -
 Additional paid-in capital......................    129.5         129.5
 Retained income.................................    331.0         331.0
                                                    ------      --------
   Total capitalization..........................   $971.9      $1,046.9
                                                    ======      ========



               The holders of the Debentures may be entitled to liquidated damages in certain circumstances if the Company does not meet its registration requirements with respect to the Debentures. See "Original Debentures Registration Rights."


                 SELECTED HISTORICAL FINANCIAL INFORMATION

               The selected historical financial information set forth below at December 31, 1995, 1994, 1993, 1992 and 1991 and for the years then ended has been derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial information set forth below at September 30, 1996 and for the nine month periods ended September 30, 1996 and 1995 has been derived from the Company's unaudited interim financial statements, which in the opinion of the Company's management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited interim periods. Interim operating results and balance sheet information are not necessarily indicative of the operating results or financial condition that may be expected for the full year. The selected historical financial information set forth below should be read in conjunction with the Company's consolidated financial statements and Debentures thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations with respect thereto incorporated herein by reference.


                                              Nine Months ended
                                                September 30,
                                                 (unaudited)                               Year Ended December 31,
                                             --------------------       ---------------------------------------------------------
                                              1996          1995         1995         1994         1993         1992        1991
                                             ------        ------       ------       ------       ------       ------      ------
Income Statement Data:
Revenues.............................        $462.8        $485.8       $643.8       $593.9       $564.7       $547.4      $549.7
Operating expenses before
 special charge......................         297.8         319.1        421.9        401.5        387.1        388.2       404.6
Special charge.......................          --            --           --           --           --            8.9        --
Operating income.....................         165.0         166.7        221.9        192.4        177.6        150.3       145.1
Other income (expense), net..........           1.7           2.2          2.7          4.5          2.8          3.6         7.0
Interest expense, net................         (19.7)        (20.4)       (26.3)       (26.0)       (31.8)       (42.9)      (56.1)
Income before income taxes,
 extraordinary item and
 cumulative effect of changes
 in accounting principles............         147.0         148.5        198.3        170.9        148.6        111.0          96.0
Provisions for income taxes..........          57.1          55.7         67.1         58.2         56.6         37.7          30.7
Income before extraordinary
 item and cumulative effect of
 changes in accounting
 principles..........................          89.9          92.8        131.2        112.7         92.0         73.3          65.3
Extraordinary item, net..............           --          (11.4)       (11.4)        --          (23.4)        --            --
Cumulative effect of changes in
accounting principles................           --            --           --           --          (0.1)        23.7          --
Net income...........................         $89.9         $81.4       $119.8       $112.7        $68.5        $97.0         $65.3
Ratio of earnings to fixed
 charges (1).........................           5.67          6.26         5.68         4.75         3.96         2.81          2.26
Pro forma ratio of earnings to fixed
charges (2)..........................           4.95                       4.92





                                                September 30,
                                                (unaudited)                                    December 31,
                                             --------------------       ---------------------------------------------------------
                                              1996          1995         1995         1994         1993         1992        1991
                                             ------        ------       ------       ------       ------       ------      ------
                                                                 (dollars in millions)
Balance Sheet Data:
Total assets..............                   $1,517.8      $1,378.3     $1,392.8     $1,258.4     $1,213.7     $1,187.4    $1,153.8
Long-term debt............                      508.5         347.6        373.9        297.6        347.3        356.9       403.2
Stockholder's equity......                      460.5 (3)     437.4        465.0        392.4        366.8        331.5       243.7
Working capital (deficit).                      (33.8)        (87.7)       (55.6)      (116.3)       (12.6)        (9.4)      (18.6)

----------
(1) For purposes of these computations, earnings before fixed charges consist of income before income taxes, extraordinary item and cumulative effect of accounting changes plus fixed charges less capitalized interest. Fixed charges consist of interest on indebtedness including the amortization of debt issuance costs, capitalized interest and the portion of non-capitalized lease expense representative of interest.

(2) After giving effect to the issuance of the Debentures and the application of the proceeds thereof to repay approximately $50 million of the Company's commercial paper.

(3) In October 1996, the Company declared and paid a $14.5 million dividend to IC.


                           DESCRIPTION OF DEBENTURES

               The Exchange Debentures will be issued, and the Original Debentures were issued, under an indenture dated as of July 25, 1996, as supplemented (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The terms of the Debentures include those stated in the Indenture or established pursuant to the terms thereof and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Debentures are subject to all such terms, and prospective investors are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

               The Indenture provides for issuance of debentures, Debentures or other evidences of indebtedness by the Company ("Securities") in one or more series in an unlimited amount from time to time. The Debentures constitute a series of Securities under the Indenture.

               The statements under this caption relating to the Debentures and the Indenture are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture, a copy of which is available upon request from the Company or the Trustee. Whenever particular Sections or defined terms of the Indenture are referred to herein, such Sections or defined terms are incorporated herein by reference.

General

               The Exchange Debentures will bear interest at a rate of 7.70% per annum from the date such Exchange Debentures are first issued under the Indenture, payable semiannually on March 15 and September 15 of each year, commencing March 15, 1997, to Holders of record at the close of business on the March 1 or September 1 immediately preceding each such interest payment date. Holders whose Original Debentures are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Debentures. The Debentures will be due on September 15, 2096, and will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

               The holders of the Debentures may be entitled to liquidated damages in certain circumstances if the Company does not meet its registration requirements with respect to the Debentures. See "Original Debentures Registration Rights."

               The Debentures are unsecured obligations of the Company limited to an aggregate amount of $125 million. The Debentures will rank senior in right of payment to all subordinated indebtedness of the Company and pari passu with all existing and future senior unsecured indebtedness of the Company.

Redemption

               Optional Redemption. The Debentures may not be redeemed prior to September 15, 2026. The Debentures will be subject to redemption at any time on or after September 15, 2026, at the option of the Company, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, if redeemed during the 12-month period beginning September 15 of the years indicated below:


           Redemption             Redemption                        Redemption
Year         Price     Year         Price     Year                     Price
----       ----------  ----       ----------  ----
                                                                    ----------
2026....    102.92%    2033...     101.90%    2040..................  100.88%
2027....    102.77%    2034...     101.75%    2041..................  100.73%
2028....    102.63%    2035...     101.60%    2042..................  100.58%
2029....    102.48%    2036...     101.46%    2043..................  100.44%
2030....    102.33%    2037...     101.31%    2044..................  100.29%
2031....    102.19%    2038...     101.17%    2045..................  100.15%
2032....    102.04%    2039...     101.02%    2046 and thereafter...  100.00%

               If the maturity is shortened as provided below under "Conditional Right to Shorten Maturity", then the redemption prices set forth above will remain unchanged to but excluding the shortened maturity date and the amount payable by the Company at maturity with respect to outstanding Debentures will be 100% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any.

               Selection and Notice of Redemption. In the event that less than all of the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed or, if the Debentures are not listed on a national securities exchange, on a pro rata basis, provided, however, that the Debentures will be redeemed only in the amount of $1,000 or integral multiples thereof. Notice of redemption to the Holders of Debentures to be redeemed as a whole or in part shall be given by mailing notice of such redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such Holders of Debentures at their last addresses as they shall appear upon the registry books. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on Debentures or portions thereof called for redemption. (Section 3.2)

               Sinking Fund.  There will be no sinking fund for the Debentures.

Conditional Right to Shorten Maturity

               The Company intends to deduct interest paid on the Debentures for Federal income tax purposes. However, the Clinton Administration's budget proposal for fiscal year 1997, released on March 19, 1996, contains a series of proposed tax law changes that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. On March 29, 1996, the Chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a statement to the effect that this proposal, if enacted, would not be effective prior to the date of "appropriate congressional action." There can be no assurance, however, that this proposal or similar legislation affecting the Company's ability to deduct interest paid on the Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

               Upon occurrence of a Tax Event (as defined below), the Company will have the right to shorten the maturity of the Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel, so that, after the shortening of the maturity, interest paid on the Debentures will be deductible for Federal income tax purposes. The Company may exercise its right to shorten the maturity of the Debentures upon the occurrence of a Tax Event.

               In the event that the Company elects to exercise its right to shorten the maturity of the Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each Holder of record of the Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Debentures. Such notice shall be effective immediately upon mailing.

               The Company believes that under current law the Debentures should constitute indebtedness for Federal income tax purposes and an exercise of its right to shorten the maturity of the Debentures should not be a taxable event to Holders. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the Debentures would be a taxable event to Holders if the Debentures were treated as equity for purposes of Federal income taxation due to the original term of the Debentures before the maturity is shortened, assuming that the Debentures of shortened maturity are treated as debt for such purposes.

               "Tax Event" means that the Company shall have received an opinion of a nationally recognized independent tax counsel to the effect that on or after the date of the Offering Memorandum, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in laws, or any regulations thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"), or (c) any amendment to, clarification of, or change in the official position or the interpretation of an Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, on or after the date of the Offering Memorandum, such change in tax law creates a more than insubstantial risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for purposes of Federal income tax.

Consolidation, Merger or Sale by the Company

               The Company shall not consolidate or merge with any other Person or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety in one transaction or series of transactions to any Person, unless (1) either (a) the Company shall be the continuing Person or (b) such Person shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture all of the Company's obligations under the Securities and under the Indenture; (2) immediately before and after such transaction or each element of such series, no Default or Event of Default shall have occurred and be continuing; and (3) giving effect to such transaction will not cause an event of default under any mortgage, bond, debenture, Debenture or other instrument or obligation that the Company or any Subsidiary of the Company is a party to or bound by. Upon any such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale, conveyance, assignment, transfer, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture and under the Securities. (Sections 5.1 and 5.2)

Events of Default, Notice and Certain Rights on Default

               Events of Default with respect to the Securities of any series are defined in the Indenture as being: (a) failure to pay any installment of interest on any Securities of such series when due and the continuance of such failure for 30 days; (b) failure to pay the principal of any Securities of such series when due; (c) failure for 60 days after notice to the Company by the Trustee, or by the Holders of 25% in aggregate principal amount of the Securities of such series then outstanding, to perform or observe any other covenant, condition or agreement in the Securities of such series or in the Indenture; (d) the Holders of other indebtedness of the Company or any Subsidiary shall have declared an aggregate amount in excess of $20,000,000 thereof to be due and payable prior to the date on which it would otherwise have become due or payable and such declaration shall not have been cured, waived, rescinded or annulled or such indebtedness shall not have been discharged within a period of 30 days; or (e) certain events of bankruptcy, insolvency or reorganization of the Company or a Material Subsidiary; or (f) any other Event of Default established for the Securities of such series. (Section 6.1)

               The Indenture provides that, if an Event of Default with respect to the Securities of any series then outstanding thereunder occurs and is continuing, then, either the Trustee for or the Holders of not less than 25% in aggregate principal amount of the Securities of any such affected series then outstanding (each such series treated as a separate class) by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be established for such series) of all Securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable, except that, if an Event of Default described in clause (e) occurs and is continuing, then the principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal as may be established for such series) of all the Securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee therefor, to the full extent permitted by applicable law. (Section 6.2)

               The Indenture provides that the Trustee thereunder will, within 60 days after the occurrence of a Default with respect to the Securities, give to the Holders of the Securities notice of all Defaults known to such Trustee, provided that, except in the case of a Default in payment on the Securities, the Trustee may withhold such notice if and so long as a Responsible Officer in good faith determines that withholding such notice is in the interest of the Holders of the Securities. (Section 7.5) "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default. (Section 1.1)

               The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Securities thereunder, by notice to the Trustee therefor, may direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee. (Section 6.5)

               Subject to the further conditions contained in the Indenture, the Holders of a majority in aggregate principal amount outstanding of the Securities of any series may waive, on behalf of the Holders of all Securities of such series, any past Default or Event of Default and its consequences except a Default or Event of Default (i) in the payment of the principal of or interest, if any, on any Securities of such series or (ii) in respect of a covenant or provision of the Indenture which cannot under the terms of the Indenture be amended or modified without the consent of the Holder of each outstanding Securities adversely affected thereby. (Section 6.4)

               The term "Material Subsidiary" means each existing Subsidiary of the Company and each Subsidiary hereafter acquired or formed by the Company which, in each case, for the most recent fiscal year of the Company, was the owner of 5% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole, as set forth on the consolidated financial statements of the Company for such fiscal year. (Section 1.1)

               The term "Subsidiary" means, with respect to any Person, any corporation or other entity of which more than 50% of the shares of Voting Stock are, at the time directly or indirectly owned by such Person. Unless otherwise indicated, "Subsidiary" refers only to Subsidiaries of the Company. (Section 1.1)

               The term "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation or other entity (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). (Section 1.1)

Limitation on Liens

               The Indenture provides that the Company will not, and will not permit any Subsidiary to (a) create, issue, assume, incur or guarantee any Debentures, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge or lien ("Lien") upon, or (b) directly or indirectly secure any outstanding Debt by a Lien upon, any Principal Property of the Company or any Subsidiary, now owned or hereafter acquired, without effectively providing that the Securities shall be secured equally and ratably with such Debt, except that the foregoing restrictions shall not apply to (i) Liens on any Principal Property acquired after the date of the Indenture to secure or provide for the payment or refinancing of the purchase price or acquisition cost thereof, (ii) Liens on any Principal Property to finance improvements thereof which do not exceed in the aggregate $10,000,000 at any time, (iii) Liens on any Principal Property of any corporation existing at the time such corporation becomes a Subsidiary after the date of the Indenture, (iv) Liens in existence on Principal Property on the date of the Indenture, (v) Liens to secure Debt of a Subsidiary to the Company or another Subsidiary, (vi) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute, (vii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (viii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ix) any materialmen's, carriers', mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested in good faith by appropriate proceedings, (x) Liens arising in connection with surety, appeal and similar bonds incidental to the conduct of litigation, (xi) Liens arising in connection with bid, performance or similar bonds which do not exceed in the aggregate $5,000,000, (xii) easements, rights of way, general real estate taxes not yet due and payable, municipal and zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto and (xiii) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (xii), inclusive, or the Debt secured thereby. (Section 4.5(a))

               Notwithstanding the foregoing, the Company and any Subsidiary may, without equally and ratably securing the Securities, create, issue, assume, incur or guarantee secured Debt (which would otherwise be subject to the foregoing Lien restrictions) in an aggregate amount which, together with all other such secured Debt of the Company and its Subsidiaries (that is, not including secured Debt of the Company and its Subsidiaries permitted pursuant to the preceding paragraph) does not at any time exceed 10% of Consolidated Net Tangible Assets of the Company. (Section 4.5(b))

               The term "Principal Property" of any Person means, at any date of determination, (a) any line or segment of track, together with signaling or communication systems appurtenant thereto, owned by such Person as of such date of determination over which at least 10 million gross tons of revenue freight moved in the calendar year next preceding such date of determination;
(b) all locomotives and freight cars owned by such Person as of such date of determination; (c) all freight yards and repair facilities owned by such Person as of such date of determination; and (d) all real estate related to the property described in (a), (b) or (c) owned by such Person as of such date of determination. (Section 1.1)

               The term "Consolidated Net Tangible Assets" with respect to any Person means, as at any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP and set forth on the most recent consolidated balance sheet of such Person and its Subsidiaries preceding such date of determination after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after such date of determination), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (iii) appropriate adjustments on account of minority interests of other persons holding stock in the Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and set forth on such most recent consolidated balance sheet of such Person and its Subsidiaries. (Section 1.1)

Modification of the Indenture

               The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the Holders of Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by such successor, (ii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939 as then in effect, (iii) to provide for a successor Trustee with respect to the Securities of all or any series, (iv) to establish the forms and terms of the Securities of any series, (v) to provide for uncertificated or Unregistered Securities, or (vi) to cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any Holder of the Securities under such Indenture. (Section 9.1)

               The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Securities of any series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the Holders of such Securities, except that no such supplemental indenture, or any amendment or waiver, may, without the consent of the Holder of each Security, (i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder's Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of the Company or such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor, or change the manner of determining any of the foregoing; (ii) reduce the percentage in principal amount of outstanding Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of this Indenture or certain Defaults and their consequences provided for in this Indenture; (iii) waive a Default in the payment of principal of or interest on any Security of such Holder; (iv) change any obligation of the Company to maintain an office or agency in the places and for the purposes in the Indenture provided; or (v) modify any of the foregoing provisions, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby. (Section 9.2) After a supplemental indenture, amendment or waiver becomes effective, the Company shall mail a notice to the Holders of the Securities affected thereby briefly describing the supplemental indenture, amendment or waiver. (Section 9.2)

Defeasance and Covenant Defeasance

               The Company may elect either (1) to defease and be discharged from any and all obligations with respect to (a) Securities of any series payable within one year or (b) other Securities of any series upon certain additional conditions described below (except as otherwise provided in the Indenture) ("defeasance") or (2) to be released from its obligations with respect to certain covenants applicable to the Securities of any series ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the Securities and the satisfaction of certain other conditions set forth in the Indenture. As a condition to defeasance of any Securities of any series payable later than one year from the time of defeasance, the Company must deliver to the Trustee an Opinion of Counsel or a ruling of the Internal Revenue Service to the effect that the Holders of the Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. (Article 8)

               The Company may exercise either defeasance option with respect to the Securities of any series notwithstanding its prior exercise of its covenant defeasance option with respect thereto. If the Company exercises its defeasance option, payment of the Securities of any series may not be accelerated because of a Default or an Event of Default. If the Company exercises its covenant defeasance option, payment of the Securities of any series may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. If such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on the Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. The Company will, however, remain liable for such payments at the time of the acceleration.

Delivery and Form; Book-Entry Procedures

     Book-Entry; Delivery and Form

               The certificates representing the Exchange Debentures will be issued in fully registered form and may, if agreed by the Company and the Holder, be issued in the form of a permanent global certificate in fully registered form (the "Global Debenture") and will be deposited with the Trustee as custodian for The Depositary Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary.

               So long as the Depositary, or its nominee, is the registered owner or holder of the Global Debenture, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Debentures represented by such Global Debenture for all purposes under the Indenture and the Exchange Debentures. No beneficial owner of an interest in the Global Debenture will be able to transfer that interest except in accordance with the Depositary's applicable procedures, in addition to those provided for under the Indenture.

               The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic computerized book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

               The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Debenture, the Depositary will credit the accounts of participants with portions of the principal amount of the Global Debenture and (ii) ownership of the Exchange Debentures evidenced by the Global Debenture will be shown on, and the transfer of ownership thereof will be effected on thought, records maintained by the Depositary (with respect to the interests of the Depositary's participants, the Depositary's Participants and the Depositary's Indirect Participants. The Depositary's records reflect only the identity of the participants to whose accounts portions of the principal amount of the Global Debenture are credited, which may or may not be the beneficial owners of such interest in the Global Debenture. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Debentures evidenced by the Global Debenture will be limited to such extent.

               Except as described below, owners of interest in the Global Debenture will not have Debentures registered in their names, will not receive physical delivery of Exchange Debentures in definitive form and will not be considered the registered owners or holders thereof under the Indenture for any purpose. The deposit of the Global Debenture with the Depositary and its registration in the name of Cede & Co. effects no change in the beneficial owners of interests in Global Debenture.

               Payments of the principal of, premium (if any) and interest on, the Global Debenture will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the record relating to or payments made on account of beneficial ownership interests in the Global Debenture or for maintaining, supervising or reviewing any record relating to such beneficial ownership interest. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interest in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of the Debentures will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

               The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Exchange Debentures (including the presentation of Exchange Debentures for exchange as described below) only at the direction of one or more Participants to whose account the Depositary interest in the Global Debenture is credited and only in respect of such portion of the aggregate principal amount of Exchange Debentures as to which such participant or participants has or have given such direction. However, if there is an Event of default under the Exchange Debentures or the Indenture, the Depositary will exchange the Global Debenture for Exchange Debentures in definitive form, which it will distribute to its Participants.

               Although the Depositary customarily agrees to the foregoing procedures in order to facilitate transfers of interests in global debentures among participants of the Depositary, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

               Certificated Securities. If the Depositary is at any time unwilling or unable to continue as a depository for the Global Debenture and a successor depository is not appointed by the Company within 90 days, Exchange Debentures in definitive form will be issued in exchange for the Global Debenture.

     Same-Day Settlement and Payment

               The Indenture will require that payments in respect of the Debentures represented by the Global Debenture (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Debentureholder. The Debentures represented by the Global Debenture are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Debentures will, therefore, be required by the Depositary to be settled in immediately available funds.

Governing Law

               The Indenture and the Debentures are governed by and construed in accordance with the laws of the State of New York.


                   ORIGINAL DEBENTURES REGISTRATION RIGHTS

               The Company and the Initial Purchasers entered into the Registration Rights Agreement dated as of December 17, 1996 pursuant to which the Company agreed, for the benefit of the holders of the Original Debentures, at the Company's cost , (i) within 90 days after the Issue Date, to file this Exchange Offer Registration Statement pursuant to which the Original Debentures will be exchanged for the Exchange Debentures, which will have the terms substantially similar to the Original Debentures (except that the Exchange Debentures will not contain terms with respect to transfer restrictions), and (ii) to cause this Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date. Upon this Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Debentures in exchange for surrender of the Original Debentures. The Company agreed to keep the Exchange Offer open for 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Original Debentures. For each Original Debenture surrendered to the Company pursuant to the Exchange Offer, the holder of such Original Debenture will receive an Exchange Debenture having a principal amount equal to that of the surrendered Original Debenture. Interest on each Exchange Debenture will accrue from (i) the last interest payment date on which interest was paid on the Original Debenture surrendered in exchange therefor or (ii) if no interest has been paid on the Original Debenture, from the date of original issuance of the Original Debentures. See "The Exchange Offer."

               In the event that (i) the Company determines in reasonably good faith that (x) any changes in the law or the applicable interpretations of the Staff of the Commission do not permit the Company to effect the Exchange
Offer, or (y) that the Exchange Debentures would not be tradeable upon receipt by the Holders that participate in the Exchange Offer without restriction under state and federal securities laws (other than due solely to the status of a Holder as an Affiliate of the Company), (ii) the Exchange Offer is not consummated within 210 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Debentures so request within 180 days after the consummation of the Exchange Offer or (iv) in the case of any holder of Original Debentures that participates in the Exchange Offer, such holder of Original Debentures does not receive Exchange Debentures on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder of Original Debentures as an affiliate of the Company) and so notifies the Company within 60 days after such holder of Original Debentures first becomes aware of such restriction and provides the Company with a reasonable basis for its conclusion, in the case of each of clauses (i)-(iv) of this sentence, then the company will promptly deliver to the holders of Original Debentures and the Trustee written notice thereof and, at its cost, (a) as promptly as practicable, file the Shelf Registration Statement, (b) use all reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 210th day after the Issue Date and (c) use all reasonable efforts to keep the Shelf Registration Statement effective until three years after its effective date, or such shorter period ending when (i) all Original Debentures covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated therein or (ii) a subsequent Shelf Registration Statement covering all unregistered Original Debentures has been declared effective under the Securities Act. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Original Debentures copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Original Debentures has become effective and take certain other actions as are required to permit unrestricted resales of the Original Debentures. A holder of Original Debentures that sells such Original Debentures pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Original Debentures will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have its Original Debentures included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

               In the event that either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 90th calendar day following the Issue Date, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 180th calendar day following the Issue Date or (iii) the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to the 210th calendar day following the Issue Date or the Shelf Registration Statement ceases to be effective (each such event referred to in clauses (i) through (iii), a "Registration Default"), then the Company will be required to pay to each holder of Original Debentures accruing from the date of the first such Registration Default (or if such Registration Default has been cured, from the date of the next Registration Default), to the date such Registration Default has been cured. Liquidated damages ("Liquidated Damages") at a rate per annum equal to 0.5% of the principal amount of the Debentures held by such Holder. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Global Debenture Holder by wire transfer of same day funds and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages shall cease.

               The summary herein of certain provision of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


                             PLAN OF DISTRIBUTION

               Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Debentures issued pursuant to the Exchange Offer in exchange for the Original Debentures may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Original Debentures directly from the Company or
(iii) a broker-dealer who acquired Original Debentures as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Debentures are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Debentures;
provided that broker-dealers ("Participant Broker-Dealers") receiving
Exchange Debentures in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Debentures.
To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Original Debentures to the Initial Purchasers, or a Participating Broker-Dealer who acquires Exchange Debentures directly from the Company other than as a result of market-making activity or ordinary trading activities) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Debentures.
The Company has agreed that, for a period of 120 days after the Exchange
Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal. However, Participating Broker-Dealers who acquired Debentures directly from the Company other than as a result of market-making activities or ordinary trading activities may not fulfill their Prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act.

               Each holder of the Original Debentures who wishes to exchange its Original Debentures for Exchange Debentures in the Exchange Offer will be required to make certain representation to the Company as set forth in "The Exchange Offer--Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Debentures for its own account in exchange for Original Debentures that were acquired by it as a result of market making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Debentures.

               The company will not receive any proceeds from any sale of Exchange Debentures by broker-dealers. Exchange Debentures received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing options on the Exchange Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Debentures. Any broker-dealer that resells Exchange Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

               The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.


                               LEGAL MATTERS

               Certain legal matters with respect to the validity of the Exchange Debentures will be passed upon for the Company by Davis Polk & Wardwell, New York, New York.


                                  EXPERTS

               The audited consolidated financial statements and financial statement schedule incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated by reference herein, and is incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers.

               Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

                Article Tenth ("Article Tenth") of the Company's Certificate of Incorporation (the "Certificate") limits the scope of personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Article VI of the By-Laws of the Company ("Article VI") defines the rights of Company directors and officers to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Set forth below are descriptions of Article Tenth and
Article VI.

Elimination of Liability in Certain Circumstances

               Article Tenth protects the directors against personal liability for breaches of their duty of care. Such Article absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors continue to remain liable for breaches of their duty of loyalty to the Company and its stockholders as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, Article Tenth does not absolve directors liable for unlawful dividends or stock repurchases or redemptions to which an express negligence standard presently applies under the Delaware General Corporation Law (the "Delaware Law"). Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by Article Tenth.

               Article Tenth further provides that if the Delaware Law is hereafter amended to further eliminate or limit the liability of directors, then the liability of a director of the Company shall be eliminated or limited, without further stockholder action, to the fullest extent permitted by the Delaware Law as so amended.

               Although Article Tenth provides directors with protection against personal liability for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Tenth would have no effect on the availability of equitable remedies such as an injunction to stop a proposed action or recision of a contract based upon a director's breach of the duty of care.

               Although both directors and officers of the Company are covered by indemnification provisions under Article VI (see below), Article Tenth limits liability only with respect to a person acting in the capacity of a director.

Indemnification and Insurance

               Article VI provides that the Company shall indemnify and hold harmless each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity, including service with respect to employee benefit plans of the Company) while serving in such capacity, to the fullest extent permitted or allowed by Delaware Law, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Article VI provides that the right conferred thereby shall be a contract right and shall include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the Delaware Law so requires, such payment, in the case of a director or officer in his or her capacity as such, shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified under such provision or otherwise. Article VI provides that the Company may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

               Article VI provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit shall be reimbursed by the Company. Article VI further provides that while it is a defense to such a suit that the person claiming the indemnification has not met the standard of conduct making indemnification permissible under the Delaware Law, the burden of proving the defense shall be on the Company and neither the failure of the Company to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

               Article VI provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate or By-Laws, or otherwise. Finally, Article VI provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the Delaware Law. The Company expects to purchase insurance on behalf of directors, officers and other persons which may cover certain such expenses, liability or loss.

Item 21.  Exhibits and Financial Statement Schedules

          (a) Exhibits


Exhibits                Description
--------                -----------

  4.1 Indenture dated as of July 25 , 1996 (the "Indenture") between Illinois Central Railroad Company and The Chase Manhattan Bank,
          as Trustee.(1)
  4.2 First Supplemental Indenture dated as of December 17, 1996 between Illinois Central Railroad Company and The Chase Manhattan Bank, as Trustee.
  4.3 Registration Rights Agreement dated as of December 10, 1996 among Illinois Central Railroad Company, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
  5     Opinion of Davis Polk & Wardwell (legality opinion).*
 12     Statement regarding Computation of Ratio of Earnings to Fixed Changes.
 23.1   Consent of Arthur Andersen LLP relating to the financial statements of Illinois Central Railroad Company.
 23.2   Consent of Arthur Andersen LLP relating to the financial statements of CCP Holdings, Inc.
 23.3   Consent of Davis Polk & Wardwell (included in Exhibit 5).
 25     Statement of eligibility and qualification on Form T-1 of The Chase
          Manhattan Bank.
 99.1   Form of Letter of Transmittal.*
 99.2   Form of Notice of Guaranteed Delivery.*
 99.3   Form of Letter to Clients.*
 99.4   Form of Letter to Nominees.*

------------
*  To be filed by amendment.

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-3, filed on May 15, 1996 (SEC File No. 333-03825).

   (b) Financial Statement Schedule:

               Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

Item 22.  Undertakings.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions, the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 of the Securities Act, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

               The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Chicago, State of Illinois, on December 18, 1996.

                                       ILLINOIS CENTRAL RAILROAD COMPANY


                                       /s/    Dale W. Phillips
                                       --------------------------------
                                       By:    Dale W. Phillips

                                       Title: Vice President and Chief
                                              Financial Officer


                               POWER OF ATTORNEY

               The Registrant and each person whose signature appears below constitutes and appoints E. Hunter Harrison, Ronald A. Lane and Dale W. Phillips, and any agent for service named in this Registration Statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                   Title                           Date
       ---------                   -----                           ----

/s/ Gilbert H. Lamphere        Chairman of the Board,        December 18, 1996
----------------------------     Director
     Gilbert H. Lamphere

/s/ E. Hunter Harrison         President and Chief           December 18, 1996
----------------------------     Executive Officer
     E. Hunter Harrison          (principal executive
                                 officer), Director

/s/ Dale W. Phillips           Vice President and            December 18, 1996
----------------------------     Chief Financial
     Dale W. Phillips            Officer(principal
                                 financial officer),
                                 Director

/s/ John V. Mulvaney           Controller (principal         December 18, 1996
----------------------------     accounting officer)
     John V. Mulvaney

/s/ Ronald A. Lane             Director                      December 18, 1996
----------------------------
     Ronald A. Lane

/s/ John D. McPherson          Director                      December 18, 1996
----------------------------
     John D. McPherson

/s/ Donald H. Skelton          Director                      December 18, 1996
----------------------------
     Donald H. Skelton


                               EXHIBIT INDEX


Exhibits                        Description
--------                        -----------

 4.1 Indenture dated as of July 25 , 1996 (the "Indenture") between Illinois Central Railroad Company and The Chase Manhattan Bank, as Trustee.(1)

 4.2 First Supplemental Indenture dated as of December 17, 1996 between Illinois Central Railroad Company and The Chase Manhattan Bank, as Trustee.

 4.3 Registration Rights Agreement dated as of December 10, 1996 among Illinois Central Railroad Company, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

 5      Opinion of Davis Polk & Wardwell (legality opinion).*

12      Statement regarding Computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of Arthur Andersen LLP relating to the financial statements of Illinois Central Railroad Company.

23.2 Consent of Arthur Andersen LLP relating to the financial statements of CCP Holdings, Inc.

23.3    Consent of Davis Polk & Wardwell (included in Exhibit 5).*

25      Statement of eligibility and qualification on Form T-1 of The Chase
          Manhattan Bank.

99.1    Form of Letter of Transmittal.*

99.2    Form of Notice of Guaranteed Delivery.*

99.3    Form of Letter to Clients.*

99.4    Form of Letter to Nominees.*
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*  To be filed by amendment.

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-3, filed on May 15, 1996 (SEC File No. 333-03825).